UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-31015
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                                INTRALINKS, INC.
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             (Exact name of registrant as specified in its charter)


                     1372 Broadway, 12A, New York, NY 10018
       (212) 543-7700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this Form)


            Not Applicable (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i) [X]      Rule 12h-3(b)(1)(i)
             Rule 12g-4(a)(1)(ii)         Rule 12h-3(b)(1)(ii)
             Rule 12g-4(a)(2)(i)          Rule 12h-3(b)(2)(i)
             Rule 12g-4(a)(2)(ii)         Rule 12h-3(b)(2)(ii)
                                          Rule 15d-6

Approximate number of holders of record as of the certification
or notice date:    32
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      Pursuant  to the  requirements  of the  Securities  Exchange  Act of 1934,
Intralinks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

      Date:  August 4, 2000              By:  /s/ James P. Dougherty
                                 ----------------------------------------------
                                  Name:   James P. Dougherty
                                  Title:  President and Chief Executive Officer